EXHIBIT 99
NEWS RELEASE
CONTACTS:	Scott Anthony - Investor Relations
(770) 989-3105
Laura Asman - Media Relations
(770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES SUCCESSION PLAN;

LOWRY F. KLINE NAMED CEO

AND JOHN R. ALM TO BE ELECTED TO THE BOARD

ATLANTA, April 12, 2001 - The board of directors of Coca-Cola Enterprises Inc. yesterday elected Vice Chairman Lowry F. Kline as the new chief executive officer, succeeding Summerfield K. Johnston, Jr., who is retiring as an executive officer of the Company but will remain chairman of the board. John R. Alm, the Company's president and chief operating officer, will be elected to the board of directors on April 20, 2001.

"Over the last decade, Lowry and John have been my partners in moving our business forward. During this time each has been deeply involved in all strategic decisions and actions taken by the Company. I am extremely pleased to have them in these critical roles at this time. Lowry and John are two of the most capable executives in the Coca-Cola system today," Mr. Johnston said. "John is a brilliant visionary and has built an unprecedented rapport with our field operators in focusing on the day-to-day business. Lowry brings to his new role as CEO a strong intellect, a broad understanding of our business strategy, and demonstrated success as vice chairman of our board of directors.".

"Lowry and John as a team bring many years of experience working together and a shared strategic view of growing the business and addressing the challenges that lie ahead to maximize shareowner value," said John L. Clendenin, chairman, Corporate Governance Committee, Coca-Cola Enterprises' board of directors. "The board is extremely confident in this leadership team and they each bring complementary talents and leadership skills to their positions which will allow the Company to capture the marketplace opportunities in the future."  "Given the enormous changing complexities in the Coca-Cola system, we are proud to have assembled a seasoned senior leadership team that collectively brings over 200 years of operating experience to Coca-Cola Enterprises," said Mr. Kline. "I look forward to the challenge of serving as chief executive officer and working with John in always striving to serve each retail customer with the level of superior service and commitment from us that they have come to expect. John and I have a close working relationship and share the same vision to deliver the results for our shareowners."

"Lowry and I are committed to building brand equity and profitable volume growth by focusing on the fundamentals of marketplace execution and increasing our capabilities for customer management with the experienced team of local operators that we have developed, " said Mr. Alm. "The men and women of this Company have established Coca-Cola Enterprises as the premier nonalcoholic beverage company over the last decade. We are going to unleash the enthusiasm, talent, and dedication of our 67,000 employees to meet the changing needs and desires of our retail customers and consumers.".

Mr. Kline began his 20-year association with the Coca-Cola bottling business in 1981. He was a partner in the law firm of Miller & Martin based in Chattanooga, Tennessee. In 1991, he was named Coca-Cola Enterprises' general counsel after Coca-Cola Enterprises merged with the Johnston Coca-Cola Bottling Group.  In 1995, he was named senior vice president, was later promoted to executive vice president in 1997, and was elected chief administrative officer in April 1999.  Mr. Kline was elected to the board of directors in April 2000 and named vice chairman of the board in July of that same year.

Mr. Alm was named president and chief operating officer in January 2000. He joined Coca-Cola Enterprises in 1991 as vice president and chief financial officer, after serving as the chief financial officer of the Johnston Coca-Cola Bottling Group. He was elected senior vice president in 1996, executive vice president in 1997, and principal operating officer in April 1999.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can beverages. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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